Exhibit 10.3

ENGLISH SUMMARY:
The Office Lease Agreement dated as of July 2, 2018 by and between Amot Investment Ltd. and Bayside Land Corporation Ltd. (the “Landlord”) and Tufin Software Technologies Ltd. (the “Company”) (the “Lease Agreement”)

Subject	Description
Subject Matter of the Lease	Unprotected lease of premises located in Tel Aviv-Yaffo, Israel.
Term of Lease
Start Date: February 1, 2019.
Extension Option: The Company has one option to extend the term of the lease for 60 months from the end of the original term, which, subject to certain conditions, shall automatically be activated unless the Company notifies otherwise at least seven months prior to the end of the original term.
Termination: The Company can terminate the Lease Agreement on the 72nd month anniversary of the original term, subject to specified conditions including seven months’ prior written notice and a penalty of NIS 1,500 per square meter of the premises.

Premises Covered by the Lease Agreement
Premises: 4,162 square meters (gross) consisting of the entire 24th floor and part of the 25th floor in the ToHa building located between Totzeret HaAretz, Yigal Alon and Derech HaShalom Streets, Tel Aviv.
Share in Common Areas: 8.25% of the premises constitutes tenant’s share in common areas.
Parking: Six allocated parking spaces and 40 non-allocated parking spaces in the building’s parking lot. The Company has certain rights to reduce or increase the number of parking spaces.

Additional Space/Parking
First Addendum: The first addendum to the Lease Agreement added the following terms:
-    Added additional 1680 square meters (gross) to the premises constituting the remainder of the 25th floor (“Additional Space”), and 19 non-allocated parking spaces in the building’s parking lot. The terms of the Lease Agreement apply to the Additional Space/Parking subject to changes specified in the addendum.
-    Estimated handover date for fit-out of the Additional Space is April 1, 2019, subject to 60 days' notice and the terms of the lease agreement including the Landlord permitted delays.
-    Estimated lease start date for the Additional Space/Parking is upon the earlier of either October 10, 2019, assuming handover for fit-out on April 1, 2019 (i.e., will be delayed accordingly if handover for fit-out is delayed), or actual occupancy of the Additional Space. Lease term for Additional Space/parking will end together with the other parts of the premises.
-    Payments for Additional Space/Parking will be per lease agreement, subject to the following: Company will be exempt from (i) rent and maintenance fees during the fit-out period; and (ii) from rent (only) for an additional period ending December 15, 2019 (assuming lease term commences as scheduled).
-    Company will provide an additional bank guaranty equal to six months of rent payment, management and parking fees in respect to the Additional Space with price linkage and Israeli and VAT. The Bank Guaranty is assignable upon written notice to the Company.
-    A new fit-out appendix relating to the fit out of the Additional space was attached to the addendum in lieu of the appendix attached to the lease agreement. According to the new fit-out appendix, Company undertakes to perform the fit-out of the Additional Space during the fit-out period, provide fit-out plans by specified dates and complete all works by the agreed occupancy date. The Landlord will participate in the cost of the fit-out of the Additional Space in an amount of NIS 3,300 square meters + VAT of the gross area of the Additional Space subject to specified conditions. Company must pay a supervisor fee in an amount of NIS 70 per square meter of the Additional Space, which will be deducted from said Landlord fit-out budget.

Rental Fees
Base Rent: NIS 138 per month for every square meter, plus linkage differential and value added tax. During the fit-out period the Company will only have to pay certain supervision fees; and from the beginning of the original term for a period of five months, the Company will not have to pay the base rent or the parking fee (but will pay management fees, electricity, water, municipal taxes, licenses, phone, sewage fee, business tax and parking fines, as applicable.).
Parking Fees: NIS 1,200 per month for every non-allocated parking space and NIS 1,700 per month for every allocated parking space; in each case, plus linkage differential and value added tax.
Date of Payment of Fees: Three months payment in advance, to be paid no later than the first business day of the beginning of such period.
Management Fees and Other Building Fees: The Company must pay its share of these as specified in the Lease Agreement and in the management and Maintenance Agreement.
Extension Option: Under the extension option, the monthly rent will increase 7% from the amount paid for the last month of the original term.

Permitted Use	Business Use: Offices for managing the Company's business and ancillary uses. Not to be used as a co-working business.
Securities
Bank Guarantee: An amount equal to six months of fees (including base fees, management fees and parking fees) for the first three years of the term of the lease, and an amount equal to four months of fees (including base fees, management fees and parking fees) from the fourth year of the term of the lease.

Other Terms under the Lease Agreement
Fit-out: Company can perform its fit-out prior to the occupancy date, provided that it completes its fit-out obligations by a specified date to enable Landlord to obtain an occupancy certificate for the building. Failure to complete by such date will constitute a material breach of contract and will entitle Landlord to damages resulting from such delay.
Taxes/Utilities: The Company assumes responsibility for all fees, utility payments and taxes that apply to those who use or possess properties.
Damages: The Company assumes sole responsibility for any damage, injury or loss resulting from the use of the premises by the Company or any action of the Company or those acting on its behalf including fit-out works.
Renovations: Generally, the Company may not perform any major renovations on the premises without prior written authorization from the Landlord. However, the Company is permitted to make certain changes without prior consent, including changes that are not structural or changes that do not require a building permit. Company shall have access during the period starting August 1, 2018 until the Start Date for customization of the Premises. Should the Company fail to comply with the customizations schedule it shall be liable for all delays commencing as of December 15, 2018.
Assignments: The Company cannot assign any of its rights under the Lease Agreement, without advanced written consent from the Landlord. Change of control in the Company (as such term is defined in Israeli Securities Law (1968)) requires written notice to the Landlord within the earlier of either 14 days of the change of control event and/or the signing of such agreement that would lead to such event. The Landlord can refuse to accept the change of control for specified reasons (e.g., criminal record) and if the Landlord refuses, then such change of control will constitute a material breach of contract and Landlord must notify the Company of such refusal within 10 days and can terminate the Lease Agreement with 12 months’ notice. Transfer to certain affiliates of the Company and in context of an IPO will not constitute a transfer, subject to specified conditions.
Remedies: For the failure to remedy material breaches within 14 days of the receipt of notice of such material breach, the Landlord will have the right to terminate the Lease Agreement with 30 days advance notice (including said 14 days), the Company will be liable for all fees until the end of the term of the Lease Agreement, and there are agreed liquidated damages equal to three months’ of base fees, management fees and parking fees. Additionally, in the event of payments which are made more than seven days late, the Company will be required to pay the Landlord interest at Bank Leumi’s rate for non-preferential clients on such late payment amount.
Securities: Bank guaranty equal to six months of rent payment, management fees and parking fees with price linkage and Israeli VAT to be paid within 14 days of the execution of the Lease Agreement. Upon commencement of the fourth lease year the guaranty will be reduced to four months of rent payment, management fees and parking fees with price linkage and Israeli VAT. The bank guaranty is assignable upon written notice to the Company.
Ground Lease: The property is owned by the municipality of Tel Aviv-Yaffo, pursuant to a ground lease of 49 years ending on August 31, 2059, and the Lease Agreement is subject to such ground lease.